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                                  EXHIBIT 11.01
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                      (in thousands, except per share data)


                                         Three Months Ended March 31,                  Six Months Ended March 31,
                                       ------------------------------               -------------------------------

                                        1997                  1996                    1997                    1996
                                       --------               ------                --------                 ------

Weighted average common shares
  outstanding during the period          5,953                 5,857                  5,957                   5,856

Common share equivalents                     0                   224                      0                     313
                                       --------               ------                --------                 ------

Total                                    5,953                 6,081                  5,957                   6,169
                                       ========               ======                ========                 ======

Net income (loss)                      ($2,192)               $2,227                ($3,488)                 $4,611
                                       ========               ======                ========                 ======

Net income (loss) per share            ($0.37)                $0.37                 ($0.59)                  $0.75
                                       ========               ======                ========                 ======